QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

RFS Announces Sale of Comfort Inn in Ft. Mill, South Carolina

        MEMPHIS, Tennessee—(BUSINESS WIRE)—November 22, 2002—RFS Hotel Investors, Inc. (NYSE:RFS) today announced that it has concluded the sale of the 153-room Comfort Inn in Ft. Mill, South Carolina for $3.25 million.

        Kevin M. Luebbers, executive vice president and chief financial officer of RFS, stated, "The sale of the Comfort Inn in Ft. Mill is consistent with the Company's strategy of reducing its investment in limited service hotels. The Company now receives approximately 27% of its EBITDA from limited service hotels, and nearly 100% of that total is derived from strong limited service brands such as Hampton Inn, Courtyard by Marriott and Holiday Inn Express."

        The sale results in a book loss of approximately $3.8 million. However, the impact of the sale will be negligible to the Company's ongoing EBITDA and funds from operations (FFO). Sales proceeds will be used to reduce borrowings under the Company's line of credit.

        RFS Hotel Investors, Inc. (RFS) is a real estate investment trust (REIT) that owns 57 hotels with approximately 8,250 rooms located in 24 states. RFS's hotel portfolio is diversified by geography, brand and segment. Leading brands under which RFS hotels are operated include Sheraton(R), Residence Inn by Marriott(R), Hilton(R), Doubletree(R), Holiday Inn(R), Hampton Inn(R), and Homewood Suites by Hilton(R). By segment, RFS receives approximately 37% of its EBITDA from full service hotels, 36% from extended stay hotels and 27% from limited service hotels. Additional information can be found on the Company's website at www.rfshotel.com.

        Certain matters discussed in this press release include "forward-looking statements" within the meaning of the federal securities laws. The words "anticipate," "believe," "estimate," "expect," "intend," "will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements are based on current expectations, estimates and projections about the industry and markets in which the Company operates, as well as management's beliefs and assumptions and information currently available to us. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause the Company's actual financial condition, results of operation and performance to be materially different from the results or expectations expressed or implied by such statements. General economic conditions, including the timing and magnitude of recovery from the current economic downturn, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, and numerous other factors may affect the Company's future results, performance and achievements. These risks and uncertainties are described in greater detail in the Company's periodic filing with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

CONTACT:	RFS Hotel Investors, Inc. Cheryl Stewart, 901/767-7005 www.rfshotel.com

QuickLinks

RFS Announces Sale of Comfort Inn in Ft. Mill, South Carolina